Exhibit 99.3

Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and Hong Kong Securities Clearing Company Limited take no responsibility for the contents of this Form of Option Offer Acceptance, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Form of Option Offer Acceptance.

Unless the context otherwise requires, terms used in this Form of Option Offer Acceptance shall bear the same meanings as those defined in the composite document dated 30 April 2012 jointly issued by Caterpillar (Luxembourg) Investment Co. S.A., Caterpillar Inc. and ERA Mining Machinery Limited (the “Composite Document”).

To be completed in all respects except the sections marked “Do not complete”

FORM OF OPTION OFFER ACCEPTANCE

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 8043)

VOLUNTARY CONDITIONAL OFFER BY CITIGROUP GLOBAL MARKETS ASIA LIMITED
ON BEHALF OF CATERPILLAR (LUXEMBOURG) INVESTMENT CO. S.A.
FOR THE CANCELLATION OF ALL THE OUTSTANDING SHARE OPTIONS OF
ERA MINING MACHINERY LIMITED

To: The Offeror and Citigroup

I (name)                                                           of (address)                                                            hereby accept the Option Offer made by Citigroup for and on behalf of the Offeror and agree, for the consideration set out in Note 1 of this form, to the cancellation of the Option(s) granted to me to subscribe for Share(s) at the exercise prices set out below, subject to the Option Offer becoming unconditional in all respects.

Date of grant (“Option Class”)	Exercise price per Share (HK$)	Number of Shares underlying Options you wish to tender under the relevant date of grant (i.e. that Option Class)
		FIGURES	WORDS

Notes:

1.                                       Consideration for each Share underlying the Options in respect of each Option Class with reference to the respective exercise price per Share

Date of grant (Option Class)	12 August 2011	10 July 2008
Exercise price per Share (HK$)	0.50	0.40
Consideration (HK$)	0.38	0.48

2.                                       Your acceptance of the Option Offer will be deemed null and void if you fail to attach to this form all the corresponding certificate(s) of the Option(s) under each Option Class so tendered.

Dated this                day of               , 201 2.

Signature of ERA Optionholder

DO NOT COMPLETE                                             Date of Cancellation

THIS FORM OF OPTION OFFER ACCEPTANCE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

If you are in any doubt as to any aspect of this Form of Option Offer Acceptance or as to the action to be taken, you should consult your licensed securities dealer or registered institution in securities, bank manager, solicitor, professional accountant or other professional adviser. Only one Form of Option Offer Acceptance will be accepted from each ERA Optionholder by the Company Secretary.

The acceptance of the Option Offer by persons who are citizens or residents or nationals of jurisdictions outside Hong Kong may be prohibited or affected by the laws of the relevant jurisdictions. If you are a citizen or resident or national of a jurisdiction outside Hong Kong, you should inform yourself about and observe any applicable legal requirements. It is your responsibility if you wish to accept the Option Offer to satisfy yourself as to the full observance of the laws of the relevant jurisdictions in connection therewith, including the obtaining of any governmental approvals, exchange control approvals or other consents, or filing and registration requirements which may be required and the compliance with other necessary formalities or legal requirements and the payment of any transfer or other taxes due in such jurisdiction. Acceptance of the Option Offer by you will constitute a representation and warranty by you that you have fully observed all applicable legal and other requirements and that the Option Offer may be accepted by you lawfully under the laws of the relevant jurisdiction.

This Form of Option Offer Acceptance should be read in conjunction with the Composite Document. All words and expressions defined in the Composite Document shall, unless the context otherwise requires, have the same meanings when used in this form.

HOW TO COMPLETE THIS FORM OF OPTION OFFER ACCEPTANCE

To accept the Option Offer made by Citigroup for and on behalf of the Offeror, you should complete and sign this Form of Option Offer Acceptance and forward this Form of Option Offer Acceptance, together with all the relevant certificate(s) of the Options under the Option Class you intend to tender for acceptance, stating the number of Shares underlying the Options in respect of which you intend to accept the Option Offer for those Options in respect of the Option Class, by post or by hand to the Company Secretary at Unit 9B, 9th Floor, Shun Ho Tower, 24-30 Ice House Street, Central, Hong Kong as soon as practicable, but in any event so as to reach the Company Secretary by no later than 4:00 p.m. on the Closing Date, being 21 May 2012 (or such other time and/or date as the Offeror may determine and announce with the consent of the Executive). The provisions contained in Appendix I to the Composite Document are incorporated into and form part of this Form of Option Offer Acceptance.

FORM OF ACCEPTANCE IN RESPECT OF THE OPTION OFFER

To:    The Offeror and Citigroup

1.                          My execution of this Form of Option Offer Acceptance (whether or not such form is dated) shall be binding on my successors and assignees, and shall constitute:

(a)              my acceptance of the Option Offer made by Citigroup for and on behalf of the Offeror, for the consideration and on and subject to the terms and conditions contained in the Composite Document and herein mentioned, in respect of the number of Shares underlying the Option(s) in the same Option Class as specified in this Form of Option Offer Acceptance;

(b)             my irrevocable instruction and authority to each of the Offeror and/or Citigroup and/or their respective agent(s) to send a cheque crossed ‘Not negotiable-account payee only” drawn in my favour for the cash consideration to which I shall have become entitled under the terms of the Option Offer together with the certificate(s) in respect of the balance, if any, of the Options not accepted by the Offeror under the Option Offer by ordinary post at my own risk to the person and the address stated below or, if no name and address is stated below, to me at the registered address shown in the register of ERA Optionholders;

Name: (in block letters)

Address: (in block letters)

(c)              my irrevocable instruction and authority to each of the Offeror and/or Citigroup and/or such person or persons as any of them may direct to complete and execute any document on my behalf in connection with my acceptance of the Option Offer and to do any other act that may be necessary or expedient for the purpose of cancelling the Option(s) tendered under the Option Offer;

(d)             my undertaking to execute such further documents and to do such acts and things by way of further assurance as may be necessary or desirable to cancel my Option(s) tendered under the Option Offer free from all third party rights, liens, claims, charges, equities and encumbrances in respect of the Option(s), following which such Option(s) will be cancelled and extinguished; and

(e)              my agreement to ratify each and every act or thing which may be done or effected by the Offeror and/or Citigroup and/or their respective agents or such person or persons as any of them may direct on the exercise of any rights contained herein.

2.                          I understand that acceptance of the Option Offer by me will be deemed to constitute a warranty by me to you that (i) the number of Shares underlying the Option(s) specified in this Form of Option Offer Acceptance will be free from all third party rights, liens, claims, charges, equities and encumbrances and renounced together with all rights accruing or attaching thereto on or after the Closing Date or subsequently becoming attached to them; and (ii) I have not taken or omitted to take any action which will or may result in the Offeror, or Citigroup or any other person acting in breach of the legal or regulatory requirements of any territory in connection with the Option Offer or my acceptance thereof, and is permitted under all applicable laws to receive and accept the Option Offer, and any revision thereof, and that such acceptance is valid and binding in accordance with all applicable laws.

3.                          In the event that my acceptance is not valid, or is treated as invalid, in accordance with the terms of the Option Offer, all instructions, authorisations and undertakings contained in paragraph 1 above shall cease and in which event, I authorise and request the Offeror and/or Citigroup and/or such person or persons as any of them may direct to return to me my relevant certificate(s) of the Options, together with this Form of Option Offer Acceptance duly cancelled, by ordinary post at my own risk to the person and address stated in 1(b) above or, if no name and address is stated, to me at the registered address shown in the register of ERA Optionholders.

4.                          I enclose the relevant certificate(s) of the Options tendered for acceptance of the Option Offer which are to be held by the Offeror and/or Citigroup and/ or such person or persons as any of them may direct on the terms and conditions of the Option Offer. I understand that no acknowledgement of receipt of any Form(s) of Option Offer Acceptance and relevant certificate(s) of the Option(s) will be given. I further understand that all relevant documents will be sent by ordinary post at my own risk.

5.                          I represent and warrant to you that I am the holder of the Option(s) specified in this Form of Option Offer Acceptance and I have the full right, power and authority to surrender my Option(s) for cancellation by way of acceptance of the Option Offer.

6.                          I represent and warrant to you that I have satisfied the laws of the jurisdiction where my address is located in connection with my acceptance of the Option Offer, including the obtaining of any governmental approvals, exchange control approvals or other consents, or filing and registration requirements which may be required and the compliance with all necessary formalities or legal requirements.

7.                          I warrant to you that I shall be fully responsible for payment of any transfer or other taxes or duties, if any, payable in respect of the jurisdiction where my address is located in connection with my acceptance of the Option Offer.

8.                          I acknowledge that, save as expressly provided in the Composite Document and this Form of Option Offer Acceptance, all acceptance, instructions, authorities and undertakings hereby given shall be irrevocable and unconditional.

PERSONAL DATA

Personal Information Collection Statements

This personal information collection statement informs you of the policies and practices of the Offeror, Citigroup and ERA and in relation to personal data and the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “Ordinance”).

1.              Reasons for the collection of your personal data

To accept the Option Offer for your Option(s), you must provide the personal data requested. Failure to supply the requested data may result in the processing of your acceptance being rejected or delayed. It may also prevent or delay the despatch of the consideration to which you are entitled under the Option Offer.

2.              Purposes

The personal data which you provide on this Form of Option Offer Acceptance may be used, held and/or stored (by whatever means) for the following purposes:

•                  processing your acceptance and verification or compliance with the terms and application procedures set out in this Form of Option Offer Acceptance and the Composite Document;

•                  cancelling the Option(s) in your name;

•                  conducting or assisting to conduct signature verifications, and any other verification or exchange of information;

•                  distributing communications from the Offeror and/or its agents such as financial advisers, and/or ERA;

•                  compiling statistical information and Optionholder profiles;

•                  establishing benefit entitlements of the Optionholders;

•                  disclosing relevant information to facilitate claims on entitlements;

•                  making disclosures as required by laws, rules or regulations (whether statutory or otherwise);

•                  any other purpose in connection with the business of the Offeror or ERA; and

•                  any other incidental or associated purposes relating to the above and other purpose to which the Optionholders may from time to time agree to or be informed of.

3.              Transfer of personal data

The personal data provided in this Form of Option Offer Acceptance will be kept confidential but the Offeror and/or Citigroup and/or ERA may, to the extent necessary for achieving the purposes above or any of them, make such enquiries as they consider necessary to confirm the accuracy of the personal data and, in particular, they may disclose, obtain, transfer (whether within or outside Hong Kong) such personal data to, from or with any and all of the following persons and entities:

•                  the Offeror, Citigroup, any of their agents and ERA;

•                  any agents, contractors or third party service providers who offer administrative, telecommunications, computer, payment or other services to the Offeror and/ or Citigroup and/or ERA, in connection with the operation of their businesses;

•                  any regulatory or governmental bodies;

•                  any other persons or institutions with which you have or propose to have dealings, such as your bankers, solicitors, accountants or licensed securities dealers or registered institutions in securities; and

•                  any other persons or institutions whom the Offeror and/ or Citigroup and/or ERA considers to be necessary or desirable in the circumstances.

4.              Access and correction of personal data

The Ordinance provides you with rights to ascertain whether the Offeror and/or Citigroup and/or ERA holds your personal data, to obtain a copy of that data, and to correct any data that is incorrect. In accordance with the Ordinance, the Offeror and/or Citigroup and/or ERA has the right to charge a reasonable fee for the processing of any data access request. All requests for access to data or correction of data or for information regarding policies and practices and the kinds of data held should be addressed to the Offeror, Citigroup or ERA (as the case may be).

BY SIGNING THIS FORM OF OPTION OFFER ACCEPTANCE, YOU AGREE TO ALL OF THE ABOVE.